Exhibit 99.1

             Whole Foods Market Announces Third Quarterly Dividend


    AUSTIN, Texas, June 29 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced that its Board of Directors declared its third quarterly dividend. The Company estimates it will pay out approximately
$9 million to shareholders in the $0.15 per share dividend, which is payable July 19, 2004 to shareholders of record at the close of business on July 9, 2004.

    The Company recently announced results for the second fiscal quarter ended April 11, 2004. During the twelve-week quarter, the Company produced cash flow from operations of $113 million and had capital expenditures (excluding acquisitions) of $70 million, of which $46 million was for new store development. At the end of the quarter, the Company's cash and equivalents, including restricted cash, totaled approximately $214 million, and long-term debt, which includes $155 million in Zero Coupon Convertible Debentures, was approximately $177 million. The Company has no amounts drawn on its $100 million line of credit. The Company believes it will continue to produce strong cash flow from operations and stock option exercises and, as an EVA company, believes in maximizing returns on capital to its shareholders. Subject to capital availability and a determination that cash dividends continue to be in the best interest of the Company's shareholders, it is the intention of the Board of Directors to pay a quarterly dividend on an ongoing basis.


    About Whole Foods Market:

    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(www.wholefoodsmarket.com ) is the largest natural and organic foods supermarket retailer. The Company had $3.5 billion in sales for the last twelve months ending April 11, 2004 and currently has 159 stores in the United States, Canada, and the United Kingdom.


    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 28, 2003. The Company does not undertake any obligation to update forward-looking statements.


     Contact:  Cindy McCann

               VP of Investor Relations
               512.477.4455


SOURCE  Whole Foods Market, Inc.
    -0-                             06/29/2004
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  DIV